UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 21, 2022

Bakkt Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39544	98-1550750
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10000 Avalon Boulevard, Suite 1000, Alpharetta, Georgia	30009
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (678) 534-5849

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	BKKT	The New York Stock Exchange
Warrants to purchase Class A Common Stock	BKKT WS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 21, 2022, Bakkt Holdings, Inc. (the “Company”) announced that its board of directors (the “Board”), upon the recommendation of its Nominating and Corporate Governance Committee, appointed Jill Simeone and De’Ana Dow (the “New Directors”) to the Board, as a Class I director and a Class III director, respectively. Biographical information for each of the New Directors is below. The Board determined that each of the New Directors meets the independence requirements under the rules of the New York Stock Exchange and the Company’s independence standards, and that there are no transactions between the Company and either New Director that would require disclosure under Item 404(a) of Regulation S-K. There are no understandings or arrangements between either New Director and any other person pursuant to which such New Director was selected to serve as a director of the Board.

Ms. Dow, age 66, is partner and general counsel with Capitol Counsel LLC, a full-service government relations firm, where she has served since August 2012. Her primary focus has been derivatives markets, with many years of senior level experience in both technical and policy areas. Prior to Ms. Dow’s position with Capitol Counsel, from July 2010 to August 2012, Ms. Dow served as the Senior Vice President of Ogilvy Government Relations, Washington, D.C., which specializes in futures and derivatives markets. Before joining Ogilvy, from August 2008 through July 2010, Ms. Dow was the Managing Director for Government Affairs at CME Group, the world’s largest derivatives exchange. In that role, Ms. Dow managed the organization’s efforts related to the Dodd-Frank financial market regulatory reform bill as it progressed through the House and the Senate, as well as the regulatory actions at the CFTC, Securities and Exchange Commission, Treasury Department and the Federal Reserve. From April 2005 through August 2008, Ms. Dow served as the Senior Vice President and Chief Legislative Counsel for the New York Mercantile Exchange (“NYMEX”), before NYMEX merged with CME. As the head of office and regulatory counsel for NYMEX, she successfully guided the company through a complex legislative agenda aimed at eliminating critical liquidity providers from the markets, and monitored numerous CFTC regulatory filings for accuracy and sufficient analytical content. Ms. Dow received an undergraduate degree from Bowie State College and a Juris Doctorate from Georgetown University Law Center.

Ms. Simeone, age 55, currently serves as Etsy’s Chief Legal Officer and Corporate Secretary. Prior to becoming Etsy’s Chief Legal Officer and Corporate Secretary, Ms. Simeone served as Etsy’s General Counsel and Corporate Secretary. Ms. Simeone served as Etsy’s General Counsel from January 2017 to August 2020. From January 2016 to January 2017, Ms. Simeone was the Vice President, Senior Counsel, and Assistant Secretary at American Express Global Business Travel. From July 2013 to January 2016, Ms. Simeone was the General Counsel of KCAP Financial, Inc. an investment company. From 2001 to 2011, Ms. Simeon was the General Counsel of CMEX S.A.B. de C.V., a Mexican multinational building materials company. Ms. Simeone received an undergraduate degree in American History and Literature from Harvard University and a Juris Doctorate from University of California, Hastings.

Each of the New Directors will receive the standard non-employee director compensation for serving on the Board and, if applicable, committees of the Board. The specific terms of such compensation were described in the Company’s registration statement on Form S-1 (File No. 333-261034) and will be described in the proxy statement for the Company’s 2022 Annual Meeting of Stockholders that the Company will file with the Securities and Exchange Commission.

In connection with the appointment of the New Directors as members of the Board, the Company entered into an Indemnification Agreement with each New Director pursuant to which the Company agreed to indemnify such New Director to the fullest extent permitted under Delaware law against liability that may arise by reason of her service to the Company and to advance her expenses incurred as a result of any proceeding against her to which she could be indemnified.

The foregoing description is qualified in its entirety by reference to the full text of such Indemnification Agreement, the form of which is filed as Exhibit 10.7 to the Company’s Current Report on Form 8-K filed on October 21, 2021 and incorporated in this Item 5.02 by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: April 22, 2022

BAKKT HOLDINGS, INC.

By: /s/ Marc D’Annunzio
Name:	Marc D’Annunzio
Title:	General Counsel and Secretary